                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  ___________

                                 SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       NATIONAL COMMERCE BANCORPORATION
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                 Common Stock
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                   635449101
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

Check the following box if a fee is being paid with this statement________. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7)

Schedule 13G

-----------------------                                  ---------------------
  CUSIP NO. 635449101                                      PAGE 1 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      National Commerce Bancorporation 62-0784645

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) N/A
                                                                (b) N/A

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          Tennessee
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          4,947,342
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          4,601,719
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          6,946,193
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      11,547,912
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.58%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

SCHEDULE 13G

------------------------                                      ------------------
CUSIP NO.  635449101                                              PAGE 2 OF 4
------------------------                                      ------------------

--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:
     National Commerce Bancorporation
     ---------------------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Offices:
     One Commerce Square, Memphis, TN 38150
     ---------------------------------------------------------------------------

Item 2(a).     Name of Person Filing:
     National Commerce Bancorporation
     ---------------------------------------------------------------------------

Item 2(b).     Address of Principal Business Office or, if None, Residence:
     One Commerce Square, Memphis, TN 38150
     ---------------------------------------------------------------------------

Item 2(c).     Citizenship:
     Tennessee
     ---------------------------------------------------------------------------

Item 2(d).     Title of Class of Securities:
     Common
     ---------------------------------------------------------------------------

Item 2(e).     CUSIP Number:
     635449101
     ---------------------------------------------------------------------------

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          ____   (a)  Broker or dealer registered under Section 15 of the Act,
          ____   (b)  Bank as defined in Section 3(a) (6) of the Act,
          ____   (c)  Insurance Company as defined in Section 3(a) (19) of the
                      Act,
          ____   (d)  Investment Company registered under Section 8 of the
                      Investment Company Act,
          ____   (e)  Investment Advisor registered under Section 203 of the
                      Investment Advisors act of 1940,
          ____   (f)  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
                      Act of 1974 or Endowment Fund; see 13d-1(b) (1) (ii) (F),
            x    (g)  Parent Holding Company, in accordance with Rule 13d-1 (b)
          ----
                      (ii) (G); see Item 7,
          ____   (h)  Group, in accordance with Rule 13d-1(b) (1) (ii) (H).

Schedule 13G

------------------------                                      ------------------
CUSIP NO. 635449101                                               PAGE 3 OF 4
------------------------                                      ------------------

--------------------------------------------------------------------------------

ITEM 4. OWNERSHIP.

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceed five percent, provide the following information as of that date and identify those shares which there is a right to acquire.


     (a)       Amount beneficially owned:
               11,547,912
               ----------------------------------------------------------

     (b)       Percent of Class:
               11.58%
               ----------------------------------------------------------

     (c)       Number of shares as to which such person has:

     (i)       Sole power to vote or to direct the vote    4,947,342
                                                        -----------------
     (ii)      Shared power to vote or to direct the vote     -0-
                                                        -----------------
     (iii)     Sole power to dispose or to direct the disposition of
               4,601,719
               ------------
     (1v)      Shared power to dispose or to direct the disposition of
               6,946,193
               ------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OF LESS OF A CLASS.

               N/A

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               SEE ATTACHED EXHIBIT.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               N/A

Schedule 13G
CUSIP No. 635449101                                              Page 4 of 4
--------------------------------------------------------------------------------

ITEM 10.  CERTIFICATION.

     The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

     "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        2/12/97
                                   --------------------------------------------
                                   (Date)

                                   /s/ Lewis E. Holland
                                   --------------------------------------------
                                   (Signature)

                                   Lewis E. Holland, Executive Vice President
                                   --------------------------------------------
                                   (Name/Title)